Exhibit 10.5

MARKETING AND RELATED SERVICES AGREEMENT

This Marketing and Related Services Agreement (“Marketing Agreement”), dated the 1st day of July, 2007, by and between Rosetta Resources Operating LP, a Delaware limited partnership (successor by merger with Rosetta Resources California, LLC, a Delaware limited liability Company, Rosetta Resources Texas LP, a Delaware limited partnership, and Rosetta Resources Rockies, LLC, a Delaware limited liability company) (“RROLP”) and Rosetta Resources Offshore, LLC, a Delaware limited liability company (“RROLLC”), RROLP and RROLLC (collectively, “Rosetta”) and Calpine Producer Services, L.P., a Texas limited partnership, hereinafter called (“CPS”).  Rosetta and CPS are sometimes collectively referred to herein as Parties, and individually as a Party.

WITNESSETH

WHEREAS, Rosetta desires to enter into a Marketing Agreement with an experienced, skilled and qualified, full service marketing agent with front office, mid-office and back office support and comprehensive report generation.  The services (“Services”) desired by Rosetta are described in greater detail in Article 1 below and the attached Schedules 1 through 11;

WHEREAS, CPS desires to provide the Services to Rosetta on the basis as set forth herein;

WHEREAS, CPS is in the business of performing and providing the Services desired by Rosetta and is in a position to make available such Services in an efficient, competent, and professional manner for competitive, market-based fees and rates.

NOW THEREFORE, in consideration of the foregoing and of the covenants and promises herein contained, IT IS AGREED by and between the Parties:

ARTICLE 1
SERVICES TO BE PERFORMED

This Marketing Agreement in its entirety, including the various documents executed by the Parties pursuant to this Agreement are expressly subject to and contingent upon approval, by entry of a signed order of the Bankruptcy Court in accordance with that certain Partial Transfer and Release Agreement dated August 3, 2007.  Subject to the foregoing, from and after the Effective Date of this Marketing Agreement, CPS shall, subject to the overall direction of the Rosetta Authorized Representatives” (as this term is defined below), furnish for and on behalf of Rosetta the Services in connection with certain of Rosetta’s owned or controlled production of crude oil, condensate, natural gas or natural gas liquids, as applicable, located in the continental United States and the Shelf of the Gulf of Mexico, such owned or controlled production as set forth and scheduled on Exhibit A, which may be modified, from time to time, by mutual agreement in writing of the Rosetta designated personnel identified on Schedule 10 hereto or as may be designated or otherwise subsequently revised in writing by any Rosetta officer (the “Rosetta Authorized Representative”) and the CPS designated personnel identified on Schedule 10 hereto or as may be designated or otherwise subsequently revised in writing by and CPS officer (the “CPS Designated Representative”) (hereinafter, the “Rosetta Production”).

The Services shall include, but not be limited to, the subject matters set forth in the following Schedules:

Schedule 1 - Rosetta Production
Schedule 2 - Information Access
Schedule 3 - Meetings, Schedules and Reporting
Schedule 4 - Contract Preparation, Negotiation and Administration
Schedule 5 - Royalty Issues
Schedule 6 - Payment from Purchasers of Rosetta Production
Schedule 7 - Rosetta Working Interest Owners
Schedule 8 - Pricing and Credit Issues
Schedule 9 - Hourly Rate for Services Not Listed on Other Schedules
Schedule 10 - Authorized Representatives
    Schedule 11 – Transition Services

“Schedules 1 through 11” are attached and fully incorporated herein.  In the event Rosetta and CPS agree in the future that CPS will perform additional Services not identified in this Marketing Agreement or in an attached Schedule hereto, additional Schedules will be added to this Marketing Agreement or existing Schedules will be amended in order to identify and describe the new Services to be performed for Rosetta by CPS.  Any additional Services which are not included in the Schedules performed at the written request of the Rosetta Authorized Representative will be charged at the hourly rate specified in Schedule 9 or any other rate or fee as may be mutually agreed upon in writing by the Parties and added to this Marketing Agreement by a signed written amendment.  CPS agrees to perform the Services in a workmanlike manner with due diligence and without undue delays or interruptions.  CPS further agrees that the Services shall be performed in a commercially reasonable manner.  As an independent contractor, CPS shall not have any fiduciary obligation to Rosetta in connection with the services provided pursuant to this Marketing Agreement; provided however, that CPS will faithfully comply with its obligations to Rosetta under this Marketing Agreement.  CPS and Rosetta shall cooperate with each other and assist each other to facilitate CPS’ performance of the Services.  To this end, Rosetta agrees to timely furnish CPS with information reasonably requested by CPS in writing that Rosetta may have that is pertinent to the Services, but which CPS does not possess or have access to through Rosetta systems.

ARTICLE 2
TERM

This Marketing Agreement shall be effective on July 1, 2007 (“Effective Date”) and shall continue through the earlier of (i) June 30, 2009; (ii) the date CPS receives written notice from Rosetta of immediate expiration of the New Marketing Agreement on account of the first to occur of the following: (a) the entry by a court of competent jurisdiction of a final, nonappealable order avoiding the Sale Transaction as a fraudulent or similar transfer; or (b) the Bankruptcy Court authorizing Calpine to reject the PSA in whole or in part, unless Rosetta obtains a stay of the effect of such rejection order from a court of competent jurisdiction, in which case, upon the entry of a final nonappealable order authorizing Calpine to reject the PSA in whole or in part (and, in either case, Calpine exercising its authority pursuant to such rejection order, hereinafter, the “Term”).  The bold and capitalized terms used in the prior sentence shall have the same meaning as defined by that certain Partial Transfer and Release Agreement dated August 3, 2007.  Whether the triggering events defined in subparts (ii) or (iii) above result in an expiration shall be at Rosetta’s sole discretion, which discretion shall be exercised and memorialized by the written notice of immediate expiration to CPS (any such expiration to be effective on notice receipt).  At Rosetta’s option to be exercised in writing at any time before expiration of the Term, CPS shall provide “Transition Services” as more fully described in Schedule 11, thereafter for an additional ninety (90) day period following the expiration of the Term in addition to and under the same terms and conditions of this Marketing Agreement.  Following any termination or expiration of this Marketing Agreement for whatever reason, including during and following the final expiration of any additional ninety (90) day Transition Services period for which Rosetta has exercised its option, each Party shall remain subject to and comply with the continuing obligation of confidentiality in Article 11 and the Audit and Overpayment provisions of Article 5.  Upon expiration or termination of this Marketing Agreement and the Transition Services period if so exercised, all Services shall terminate except as otherwise specifically provided herein, and each Party shall have no further access to or use of any programs or materials utilized by the other Party in connection with this Marketing Agreement.  In the event of a material failure of a Party to perform in accordance with the terms of this Marketing Agreement or Schedule (“Non-Performing Party”) through no fault of the other Party, the other Party (“Complaining Party”) shall have the right to terminate this Marketing Agreement, subject to Rosetta’s option to require CPS to provide Transition Services for an additional ninety (90) days after any termination, if within twenty (20) days after Non-Performing Party’s receipt of written notice from the Complaining Party, the Non-Performing Party does not cure or commence and continuously maintain the cure of the performance defects complained of in such written notice.  Any such termination shall be effective on receipt of the complaining Party’s written termination notice to the Non-Performing Party after the expiration of such cure period, unless Rosetta exercises is option to require CPS to provide Transition Services, which right shall survive any default of Rosetta.  The term “Sale Transaction” as used in this Marketing Agreement shall mean the sale to Rosetta of ultimate ownership and control of all or substantially all of the assets comprising Calpine Corporation’s oil and gas business as provided for in the PSA.

ARTICLE 3
DESIGNATION OF REPRESENTATIVES

CPS Authorized Representative and Rosetta Authorized Representatives shall be identified on Schedule 10 of this Marketing Agreement and may be modified by the relevant Party from time to time by notifying the other Party of changes in writing executed by any officer of said Party.  The Rosetta Authorized Representative may authorize additional Services to be performed hereunder or may terminate Services.  A CPS Authorized Representative shall be authorized to receive notice of a proposed amendment to the Services, or requests by Rosetta for Services to be performed as per Schedule 9.  CPS personnel performing the Services and Rosetta personnel shall freely communicate with one another related to CPS’ performance of the Services and any additional Services as may be requested or authorized by the Rosetta Authorized Representative; provided that any Rosetta personnel having a performance issue with CPS will notify the CPS Authorized Representative who shall then be responsible for resolving any issues with the Rosetta Authorized Representative.

ARTICLE 4
CHARGES AND TERMS OF PAYMENT

CPS shall charge Rosetta a monthly fee (the “Monthly Fee”) for the Services provided pursuant to this Marketing Agreement to be paid monthly in arrears.  The Monthly Fee shall be an amount equal to .5% of the “net proceeds” actually received by Rosetta for the sale of all Rosetta Production during the Term, as well as any ninety (90) day Transition Services period, if applicable, excluding all actual charges and expenses incurred by Rosetta, including but not limited to transportation, gathering, treating, blending, quality, treating or processing fees, or similar charges, as well as expenses and charges for postproduction compression fuel and line loss.  For further clarification, the term “net proceeds” does not include deductions for any and all severance taxes or similar taxes levied upon Rosetta Production, the Monthly Fee or extra charges under this Marketing Agreement.  CPS will invoice Rosetta for the Monthly Fee on or before the twenty-fifth (25th) day of each month following the month of Service.  Rosetta shall either pay such invoices by the last business day of the month or ten (10) days from the date of the invoice, whichever is later, or net such payment from amounts due and payable to Rosetta resulting from any monthly gas sales to Calpine Energy Services, L.P. (“CES”), Calpine Corporation or any Calpine affiliate for the applicable month the Monthly Fee is earned.  CPS agrees to provide Rosetta with detail and supporting documentation for any extra charges pursuant to Schedule 9 as may be requested by a Rosetta Authorized Representative and performed by CPS during any month during the Term of this Marketing Agreement.

The aggregate total of the Monthly Fees for each of Year 1 (July 1, 2007 through June 30, 2008) and Year 2 (July 1, 2008 through June 30, 2009) of this Marketing Agreement (or as may be pro-rated for a partial year in the event the Term is less than a two-year period) shall be subject to a $1 million minimum aggregate annual floor (“Annual Fee Floor”) and a maximum aggregate annual cap (the “Annual Fee Cap”) in an amount not to exceed the amounts set forth on the chart below, which correspond to the actual annual volume of the Rosetta Production invoiced with the Monthly Fee for that annual or pro rata period, expressed in BTUs.  For purposes of the computation of the Annual Fee Cap, sales of oil production shall be converted to MMBtu on the basis of one (1) barrel of oil being equivalent to 6 MMBtu.

Annual Fee Cap	Annual Volume	(MMBtus)
$2,000,000	0 thru	54,750,000
$2,500,000	54,750,001 thru	65,700,000
$3,000,000	65,700,001 thru	73,000,000
$3,500,000	73,000,001 thru	83,950,000
$4,000,000	83,950,001 thru	unlimited

The Parties shall “true up” or reconcile the aggregate total of the Monthly Fees for each of Year 1 and Year 2 of the Marketing Agreement (or the pro rata portion of such year in the event the Term is less than two years), and Rosetta shall pay CPS any positive difference between the Annual Fee Floor and the amount actually paid for that period or CPS shall pay Rosetta any positive difference between the Monthly Fees actually paid for that period and the applicable Annual Fee Cap  no later than the sixty (60) days following the conclusion of Year 1 or Year 2 (or end of the Term if less than two years), respectively.

In the event the Term is less than a two-year period, Rosetta shall pay CPS the Annual Fee Floor less any undisputed Monthly Fees for the applicable year paid by Rosetta to CPS.

ARTICLE 5
AUDITS AND OVERPAYMENTS

During the term of this Marketing Agreement and for a period of two (2) years following expiration or termination of this Marketing Agreement (for whatever cause), each Party shall have the right to audit the other Party’s books and records for verification of the basis of any compensation paid or owed by Rosetta to CPS hereunder, and in the event a Party determines that an adjustment is needed, that Party shall invoice the other Party for any amount of overpayment, underpayment or adjustment it determines to be owed (“Adjusted Invoice”), any such Adjusted Invoice to include reasonable supporting documentation. Except as to any portion of an Adjusted Invoice disputed in good faith, the Party invoiced shall provide payment to the other Party within thirty (30) days of receipt of the Adjusted Invoice of the undisputed amount for any such overpayments, underpayments or adjustments. All Parties agree that each Party shall have the right to set-off against any future payments owed under this Marketing Agreement any undisputed portion of an Adjusted Invoice which is not refunded within such thirty (30) day period.

ARTICLE 6
INDEPENDENT CONTRACTOR

It is understood and agreed that CPS is an independent contractor in the performance of each and every part of this Marketing Agreement and that CPS’ employees shall not be deemed to be the employees of Rosetta.  Rosetta shall have the right to inspect the performance of the Services to ensure satisfactory completion thereof, it being distinctly understood that Rosetta is in no way associated or otherwise connected with the actual performance and details of the Services, as Rosetta is interested in and looking only to the end result to be accomplished. CPS is solely and individually liable for all labor and expenses in connection with rendering the Services.  Rosetta authorizes CPS to act as it’s seller’s representative when performing the Services contracted for in this Marketing Agreement in accordance with Rosetta Authorized Representative’s prior written instructions in this regard.

ARTICLE 7
MARKETING AGREEMENTS WITH THIRD PARTIES

All agreements between Rosetta and third parties shall be entered into in the name of RROLP or RROLLC, as appropriate, executed by an authorized Rosetta officer.  CPS is prohibited from buying or selling hydrocarbons, including settling imbalances, processing elections, executing midstream and gathering agreements on behalf of Rosetta without the prior written approval of a Rosetta officer.

ARTICLE 8
NO WARRANTIES OR REPRESENTATIONS WITHOUT PRIOR APPROVAL

Unless expressly authorized in this Marketing Agreement or by prior written authority, CPS shall have no authority to make warranties or representations on behalf of or in the name of Rosetta and Rosetta shall have no authority to make any warranties or representations on behalf of or in the name of CPS.

ARTICLE 9
TAXES

CPS shall be responsible for payment of all taxes arising out of or associated with its remuneration earned in connection with this Marketing Agreement, including without limitation, CPS’ federal, state and local income tax, social security tax, unemployment insurance tax, and any other taxes or business license fees required of any nature whatsoever.  Rosetta shall be responsible for payment of all taxes arising out of or associated with Rosetta Production and its business activities.  In performing the Services, specifically those pursuant to the attached Schedule 3, CPS will provide information it maintains to assist Rosetta in the preparation and payment of all applicable severance or similar taxes attributable to Rosetta Production.

ARTICLE 10
LIABILITY AND INDEMNITY

CPS shall not be liable for any action taken or omitted to be taken by it under or pursuant to this Marketing Agreement if done in a commercially reasonable manner so as to satisfy CPS’ obligations hereunder and reasonably believed by CPS to be in accordance with the Rosetta Authorized Representative’s prior written direction.  Rosetta shall indemnify and hold harmless CPS from and against any and all third-party claims, liens, demands, causes of actions or expenses arising out of, or incidental to, the operations under this Marketing Agreement when arising out of the joint or concurrent negligence of CPS and Rosetta, except to the extent the same arises out of or is in connection with CPS’ willful misconduct, sole or gross negligence.  If Rosetta or CPS receives a claim or demand related to this Marketing Agreement, Rosetta or CPS shall notify the respective other Party promptly in writing and give such Party all available information and assistance to evaluate, defend and settle such claim.  Rosetta shall defend each claim asserted and suit brought involving any matter for which Rosetta has an obligation to indemnify CPS hereunder, Rosetta shall be entitled to select and retain defense counsel of its choosing in such circumstances, and Rosetta shall pay all costs, expenses and attorney fees incidental thereto and all judgments resulting therefrom.  If it is determined that Rosetta is not obligated to indemnify CPS, CPS will fully reimburse Rosetta for all costs and expenses, including attorneys fees and judgments.  CPS shall have the right, at its option and sole expense, to participate in the defense of each such claim or suit without relieving Rosetta of any obligations hereunder.

ANY STATUTORY LIMITATIONS NOW OR HEREAFTER IN EFFECT WHICH AFFECT THE VALIDITY OR ENFORCEABILITY OF THE INDEMNIFICATION PROVISIONS IN THIS MARKETING AGREEMENT ARE MADE A PART HEREOF IN THE RESPECTIVE JURISDICTION WHERE THE STATUTE APPLIES AND ANY SUCH STATUTORY LIMITATIONS SHALL OPERATE TO AMEND THE INDEMNITY PROVISIONS HEREOF TO THE MINIMUM EXTENT NECESSARY TO BRING SUCH PROVISIONS INTO CONFORMITY WITH THE REQUIREMENTS OF THE STATUTE. SO MODIFIED, THE INDEMNITY PROVISIONS OF THIS CONTRACT SHALL CONTINUE IN FULL FORCE AND EFFECT.

ARTICLE 11
CONFIDENTIALITY

Except to the extent (i) required (through deposition, interrogatory, request for production, subpoena, civil investigative demand or similar process) by a court or regulatory order, (ii) as required by CPS’ financial advisor, investors, or bankers who need to know such information, or (iii) expressly agreed to in writing by Rosetta, CPS and its representatives agree to keep confidential all information, including pricing and any data collected hereunder.  Such confidentiality obligation shall continue during the term of this Marketing Agreement and for a period of two (2) years following the expiration or termination of this Marketing Agreement.  In the event that CPS is required, in the manner specified above, to disclose any confidential information, CPS shall provide prompt oral notice followed by written notice to Rosetta so that Rosetta may timely seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, CPS agrees (i) to furnish such information and (ii) to exercise commercially reasonable efforts to obtain assurance and available protection to ensure that confidential treatment will be accorded such confidential information.

Notwithstanding the foregoing, confidential information shall not include: (i) information which subsequently becomes, after disclosure, part of the public domain through no act or omission of CPS; (ii) information which was, prior to disclosure, already in CPS’ possession and was not acquired, directly or indirectly, from a third party who, to CPS’ knowledge, is under an agreement or fiduciary obligation of confidentiality to Rosetta; and (iii) information which is subsequent to disclosure, lawfully and independently obtained by CPS, to its knowledge, from a third party who is lawfully in possession of such information and who is not under an agreement or fiduciary obligation of confidentiality to Rosetta with respect to such information, all to CPS’ knowledge.  CPS, as an affiliate of Calpine Corporation and CES, expressly acknowledges and agrees that all property, production, pricing or other information received from Rosetta, resulting from performance of services under this Marketing Agreement is proprietary and must kept strictly confidential, and CPS agrees that it will not share any of this information with any of its affiliates or use it for any purpose other than executing its duties hereunder.

ARTICLE 12
MISCELLANEOUS

Compliance with Laws, Permits, and License Requirements.  Each Party shall, at its sole cost and expense, comply with all federal, state and local laws applicable to its performance hereunder and shall procure all applicable licenses and permits necessary for the fulfillment of its obligations under this Marketing Agreement.

Assignment.  No Party may assign any rights or obligations under this Marketing Agreement, without the prior written consent of the other Party who shall have the sole discretion of denying such assignment(s) for any reason, provided that an assignment may be made by any Party to an affiliate without such prior approval.  This Marketing Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.  In the event that any Party shall sell all or substantially all of its assets or transfer all or a majority of its ownership to a non-affiliated third party (or otherwise relinquish voting control), it shall promptly provide notice to the other Parties and the other Parties shall have the option to terminate this Marketing Agreement on sixty (60) days written notice to such Party, provided notice is given within ninety (90) days from the date the notice is received of such transfer.  If such notice is not given within such ninety (90) days, the other Parties forfeit their right to terminate.

Non-Waiver.  A waiver by Rosetta or CPS of any breach of any covenant, condition or provision (whether expressed, implied or otherwise) herein contained shall not be taken to be a waiver of any subsequent breach of the same or any other covenant, condition or provision.

Merger of Marketing Agreement.  This Marketing Agreement is an integrated Marketing Agreement and contains the entire agreement regarding matters herein between the Parties.  No representations, warranties or promises have been made or relied upon by any Party hereto other than as set forth herein.  This Marketing Agreement supersedes and controls any and all prior communications between the Parties or their representatives relative to matters contained herein.  Any changes, modifications, or additions to this Marketing Agreement or any Exhibit or Schedule attached thereto shall be made by mutual consent in writing and signed by all Parties.  To the extent there is any inconsistency between this Marketing Agreement and that certain Partial Transfer and Release Agreement dated August 3, 2007 (the “Partial Transfer and Release Agreement”), by and between CPS and certain of its affiliates, on the one hand, and Rosetta, its parent, and certain of its affiliates, on the other, the Partial Transfer and Release Agreement shall control.

Notices.  Except as otherwise provided herein, all notices, requests, consents or demands (collectively, “Notices”) hereunder, other than day-to-day routine communications, shall be in writing and shall be delivered by U.S. mail, certified, return receipt requested, or by personal delivery, or by overnight carrier, or by facsimile to the following addresses:

All notices shall be delivered to:

As to CPS:	As to Rosetta:
Calpine Producer Services, L.P.	Rosetta Resources Operating LP
Attn: Contract Administration	Attn: Marketing Department
717 Texas, Suite 1000	717 Texas, Suite 2800
Houston, Texas 77002	Houston, Texas 77002
Fax: (7 13) 830-8751	Fax: (713) 335-4136

With copies of notices relating to accounting delivered to:

As to CPS:	As to Rosetta:
Calpine Producer Services, L.P.	Rosetta Resources Operating LP
Attn: Accounting	Attn: Marketing Department
717 Texas, Suite 1000	717 Texas, Suite 2800
Houston, Texas 77002	Houston, Texas 77002
Fax: (713) 830-8749	Fax: (713) 335-4186

With copies of notices relating to confirmations delivered to:

As to CPS:	As to Rosetta:
Calpine Producer Services, L.P.	Rosetta Resources Operating LP
Attn: Deal Clearing	Attn: Marketing Department
717 Texas, Suite 1000	717 Texas, Suite 2800
Houston, Texas 77002	Houston, Texas 77002
Fax: (713) 830-8868	Fax: (713) 335-4197

Any Party may change its address by written notice to the other Party.  Unless otherwise provided, all written notices called for in this Marketing Agreement shall be effective upon receipt.  Routine communications shall be considered as delivered when mailed.  A copy of all communications of a Party sent by facsimile (other than routine communications) shall be sent by U.S. mail, certified, return receipt requested, or by personal delivery or by overnight carrier to the other Party; provided that failure to so confirm such facsimile communication shall not invalidate the communication given by facsimile assuming delivery is otherwise verified.

No Third Party Benefits.  Nothing in this Marketing Agreement shall be construed to create a duty to, any standard of care with reference to, or any liability to any person not a Party to this Marketing Agreement.

Limitation of Liability.  In no event will any Party be liable for any lost or prospective profits or any other incidental, consequential, punitive, exemplary or indirect losses or damages in tort, breach of contract or otherwise arising from or relating to this Marketing Agreement.

Notwithstanding anything in this Marketing Agreement to the contrary, CPS’ maximum exposure under any claim of damages, liability or indemnification under contract, tort, warranty, strict liability or any other legal theory shall be limited to the fee for services actually received by CPS under this Marketing Agreement as of the date of such claim.

Counterparts.  This Marketing Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Any executed counterpart transmitted by facsimile or similar transmission by any Party shall be deemed an original and shall be binding upon such Party.

Governing Law.  This Marketing Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, not including, however, any of its conflicts of law rules that would make applicable the laws of any other jurisdiction.

Dispute Resolution.  Each Party shall designate in writing to the other Party a representative who shall be authorized to resolve any dispute arising under this Marketing Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of such Party to make decisions by mutual agreement.

If such designated representatives are unable to resolve a dispute under this Marketing Agreement, such dispute shall be referred by each Party’s representatives, respectively, to a senior officer designated by CPS and a senior officer designated by Rosetta for resolution upon five (5) days written notice from either Party.  Any dispute that may arise in connection with this Marketing Agreement which cannot be resolved within thirty (30) days following submission to senior officers shall be settled by arbitration in accordance with this section of the Marketing Agreement as further specified below.

After the expiration of the thirty (30) day period described in this section, either Party may submit such dispute to binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”).  The process shall be initiated by either Party delivering to the other a written notice requesting arbitration, with the other Party to respond to such request within ten (10) business days. The Parties shall select a single arbitrator with knowledge of and over five (5) years of professional experience in connection with similar transactions and who has not previously been employed or retained by either Party and who does not have a direct or indirect interest in either Party or the subject matter of the arbitration. Such arbitrator shall either be mutually agreed by the Parties within thirty (30) days after written notice from either Party requesting arbitration, or failing agreement, shall be selected under the expedited rules of the AAA.  Such arbitration shall be held in Houston, Texas, or in any other mutually agreed upon location.  The rules of the AAA shall apply to the extent not inconsistent with the rules herein specified.  The arbitration shall be conducted according to the following procedures: (a) the arbitration hearing shall commence no later than thirty (30) days after the selection of the arbitrator, (b) not later than seven (7) days prior to the hearing date set by the arbitrator each Party shall submit a brief detailing its factual and legal position and a final offer for settlement of the dispute including a dollar amount, if appropriate, (c) the hearing shall be conducted on a confidential basis without continuance or adjournment, (d) the arbitrator shall be limited to selecting only one of the two offers or, if applicable, one of the dollar amounts submitted by the Parties, (e) each Party shall divide equally the cost of the arbitrator and the hearing and each Party shall be responsible for its own expenses and those of its counsel and representatives, and (f) evidence concerning the financial position of the Parties, any offer made or the details of any negotiation prior to arbitration and the cost to the Parties of their representatives and counsel shall not be permissible.  The award of the arbitrator shall be made no later than thirty (30) days after the date of closing of the hearing, or if oral hearings have been waived, after the date of transmitting the final statements and proof to the arbitrator; provided, however, that in no event shall any award be made later than one hundred and twenty (120) days after the date of the original demand for arbitration hereunder.  The arbitrator shall be required to render a reasoned decision accompanying any award.  The decision of the arbitrator shall be final and binding on the Parties, enforceable in any state or federal court, and shall not be appealed by either Party.

Notwithstanding anything to the contrary contained herein, and regardless of any procedures or rules of the AAA, it is expressly agreed that the following shall apply and control over any other provision in this section of the Marketing Agreement:

i.	The arbitrator shall have no authority to award punitive damages or attorneys’ fees.

ii.	The Parties may, by written agreement signed by both Parties, alter any time deadline, location(s) for meeting(s), or procedure outlined in this section of the Marketing Agreement or in the AAA rules.

iii.	Time is of the essence for purposes of the provisions of this section of the Marketing Agreement.

iv.
Either Party may seek a restraining order, temporary injunction, or other provisional judicial relief if the Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo (the “Temporary Relief”), and the Parties agree that such Temporary Relief may be sought in any court with appropriate jurisdiction.  The Parties will continue to participate in good faith in the procedures despite any request for provisional relief.

IN WITNESS WHEREOF, the Parties have executed this Marketing Agreement as of the date first above written.

ROSETTA		CPS

ROSETTA RESOURCES OPERATING LP		CALPINE PRODUCER SERVICES, L.P.
by its general partner, CPN Energy Services, G.P., Inc.

By:	/s/ Chad Driskill	By:	/s/ Jeffrey Kinneman
Vice President, Marketing

Name:	Chad Driskill	Name:	Jeffrey Kinneman

Date:	8/3/07	Date:	8/3/07

ROSETTA RESOURCES OFFSHORE, LLC

By:	/s/ Chad Driskill
Vice President, Marketing

Name:	Chad Driskill

Date:	8/3/07

EXHIBIT A

TO MARKETING AGREEMENT DATED _____________
BETWEEN ROSETTA AND CPS

LIST OF PROPERTIES TO BE MARKETED - ROSETTA PRODUCTION

PIPELINE	METER REF.	DESCRIPTION
CPNPL	7058 etal	TB Compress/Deterding CS/Emigh etal
CPNPL	7058	TB Compress.
PG&E	Various	Emigh/Anderson/Hamilton etal
PG&E	02415, 02419 etal	Davis/Halsey/Triton/Anderson/Lyra
CPNPL	Various	Wineman and Faultless Farms, Montis Niger wells
SOUTHERN STAR	13144-490	Kitzmiller etal (Waverly-Berry)
BC/CHEY PLAINS	485685	Republican Field--Adler Creek
BC/CHEY PLAINS	SRC	Republican Field--S. Rattlesnake Creek
KM INTERSTATE	998577	Republican Field--Niobrara
RED DESERT	91591317	Barrel Springs 1-2-16-94
ENTERPRISE	88023	San Juan, N.M. Wells--Tsah Tah
DEFS	706962	Sears #1
DEFS	C2012600 11	Cargo 1-4
DEFS	C2028500 11	Maring 1-4
DEFS	C2021000 11	Hall 1-33
NGPL	901557	Pooling Pt-Midcont--Pierce
ONEOK	1000755162	Winn-Lee #1
ONEOK	100755358	Moore 2-20
ONEOK	100756998	Jenkins #1
CERRITO	243053	Cerrito CP (Barnes Est. Wells)
DEFS	861014513	JC Martin 6 (Killiam, Opr.)
DEIN	861021900	Schwarz, E.H. 12 CP
DEIN	861025300	SJ Martin/McK CP
DEIN	861026513	Moritas CP
DEIN	861031313	Volz-Martin CP
EPGT - TETCO	803545	Martinez CP
HPL	098-5155	LaPerla CP
HPL	098-6763	Pena
LOBO P/L	197-12-180 etal	Bruni/Rottersman/Bruni S. CP's
DCP (DEIN)	861031213	J C Martin CP + Mayers GJM
KMTP--WD	41064	Billings Ranch--SCR/Stan/Juan/Beccero
EPGT	803492	EOG Benavides
EPGT	803490	EOG Staggs #1
EPGT	803492	EOG Benavides
EPGT	803490	EOG Staggs #1
EPGT	443455	EOG Valley #1 (Shell C1)
EPGT	803492	EOG Benavides

PIPELINE	METER REF.	DESCRIPTION
KMTP	11411	Moglia--Tiffany Fld--EOG
VINTAGE/CHANNEL	Chan 016355	State Tract 100/Baytown
DEFS	02AT70170706	McCutchen
DEFS	48850-00	Lance 2,3,4,5
DEFS	93592-0	Lance B #6
DEFS	93799-00	Lance #1
DEIN	77246	G.W. Brown U-1/L-1
DEIN	861004108	Trevino A-1
DEIN	871004701	Clayton Rnch--Blocks 76,85,86
DEFS	41626	Cranek #1
HCGS-COPANO	121	Ammann B-1 CP
HCGS-COPANO	168 & 71	Danklefs CDP/Waligura CDP
KMSTP	29-255-08	Hubberd, EE #1 & #2
KMTP	853	Haynes Est. 7
KMTP	905796	Cal Gas Plt Out--Bennett St.
KMTP	012	King Ranch--Dunn-Peach
TETCO	72794	Champion #1
ATMOS	03549400	A.E. Murray #2
SNG	PSNG1982	Main Pass 118
TRANSCO	14--Sta. 65	E Cam 89
TRUNKLINE	85000	S. Pelto 17
HIOS/ANR	14861	High Island A-442
TRANSCO	TBD	Sabine Lake Wells
TETCO		South Timbalier 235

SCHEDULE 1

SERVICES RELATED TO ROSETTA PRODUCTION

1.
CPS shall receive volumetric data available for Rosetta Production volumes from Rosetta production department, and at Rosetta’s sole option using Rosetta’s Production Access system (“PAS”) except with respect to new wells having no production history, and assist Rosetta’s production department in assessment of Rosetta Production volumes, by comparison to historical sales volumes and regular communication as needed for accurate nomination of Rosetta Production.

2.
CPS shall sell trade and/or market Rosetta Production on a spot or term basis in accordance with the directions of Rosetta Authorized Representatives.  CPS shall provide services related to the sale of such Rosetta Production including: nominating, scheduling, balancing and other customary marketing services.  The terms and conditions of the sales agreements for Rosetta Production shall be negotiated by CPS utilizing commercially reasonable efforts to obtain the most favorable terms beneficial to Rosetta, and shall be subject to Rosetta’s prior written approval.

3.
CPS will assist Rosetta in reducing post-production midstream charges and expenses such as gathering, treating, dehydration, blending, processing, compression and transportation associated with any sale of Rosetta Production so as to maximize the value of Rosetta Production at the wellhead or the central delivery point(s) for that area.  CPS shall seek out other opportunities to increase Rosetta Production values through competitive pricing and enhancements such as gas processing upgrades, and shall be subject to Rosetta’s prior written approval

4.
The sales agreements for Rosetta Production and all post-production midstream agreements for Rosetta Production shall be executed by Rosetta on a form that has been previously approved by Rosetta.  All executed sales agreements for Rosetta Production shall include a provision requiring that all payments to be made thereunder shall be made directly to Rosetta, 717 Texas, Suite 2800 Houston, Texas 77002, or an account designated by Rosetta.

5.
As to any and all potential buyers to whom CPS markets Rosetta Production, CPS shall make commercially reasonable investigation of their creditworthiness, and once CPS has performed and documented such investigation, CPS shall present such information to Rosetta.  At such time as the credit information is presented to Rosetta, Rosetta shall in its sole judgment make a determination as to a credit amount to be allowed related to the specific counterparty.  Rosetta shall notify CPS of such credit amount or security requirement for the specific counterparty and transaction.  After such approval or security has been received by Rosetta from CPS or the counterparty, CPS shall bear no further responsibility or liability hereunder should any such buyer become insolvent or fail to make payment for such Rosetta Production sold by CPS on behalf of Rosetta, as long as CPS has not exceeded the pre-established credit limit.  Such creditworthiness documentation is to be retained by the Parties and periodically updated as determined by the Parties based on its own good business practices as long as CPS continues to sell Rosetta Production to such buyer(s).

6.
The ownership, operation and costs associated with Rosetta-owned or controlled facilities from and through which Rosetta Production is delivered shall remain with Rosetta, and CPS shall have no authority or liability with respect to such facilities; provided however, that the buyers arranged by CPS for the Rosetta Production will be responsible for paying for all fees and costs beyond the delivery point for the Rosetta Production.  Title to all Rosetta Production shall remain with Rosetta through the respective delivery points for Rosetta Production to the respective buyers under all executed sales agreements for Rosetta Production.

SCHEDULE 2

SERVICES RELATED TO INFORMATION ACCESS

1.
CPS shall make available to appropriate Rosetta employees, secure access to CPS’ online Producer Control Center (“PCC”), including all updates and improvements to better serve Rosetta’s needs (e.g., tabs for scanned documents, reformatted reports, etc.); provided however, that Rosetta will be responsible for providing accurate information to CPS if required in relation to such reports (e.g., PAS to use same field and well identification as Excalibur Well Master).  Nothing herein shall be construed to grant Rosetta access to CPS’ EMS program.

2.
CPS shall assist in the training of these Rosetta employees and their use of PCC and CPS’ other systems, programs and reports so Rosetta receives the expected Services. Similarly Rosetta will familiarize CPS employees with Rosetta’s systems and programs.

3.
CPS shall provide necessary and pertinent information from CPS’ systems, programs and other reports to facilitate the recording and booking of revenues by Rosetta, including providing electronic links to Rosetta’s Excalibur accounting system.

SCHEDULE 3

MEETINGS, SCHEDULES AND REPORTING

1.	CPS will provide written or electronic confirmations on all transactions each month to Rosetta within 10 working days following the first gas flow day of each month.

2.
CPS will provide a spread sheet each Monday that includes meters that have firm gas sales contracts or hedge positions related to such meters.  The spreadsheet will identify daily gas sales as compared to each firm contract or hedge position, cumulative sales, and cumulative excess or shortfall.

3.	Each month prior to bidweek CPS will meet with Rosetta to determine sales strategy and production to be included in bid solicitations for following sales month.

4.	During bidweek and prior to sending out bid solicitations CPS will provide a copy of the Bid solicitation to Rosetta for their prior written approval of volumes and counterparties.

5.	After monthly bid process is completed, CPS will provide a summary of the bid results including each counterparties bid terms and credit rating.

SCHEDULE 4

SERVICES RELATED TO CONTRACT ADMINISTRATION

1.
CPS shall assist Rosetta in preparing and negotiating for Rosetta’s approval and execution, and administering, all sales agreements for Rosetta Production and all post-production midstream agreements for the gathering, transportation, processing, dehydrating, treating, blending, and/or compressing of Rosetta Production.

2.
CPS shall perform all required nominations and flow schedules based on historical daily flows, well maintenance information from Rosetta and pipeline capacity constraints, if any, with the goal of avoiding imbalance penalties as much as possible.

3.	Rosetta shall be liable for all pipeline imbalances existing that relate to Rosetta Production.

4.	CPS shall monitor and manage pipeline imbalances and report on the status of pipeline imbalances at least monthly or more frequently as requested by Rosetta.

5.	CPS shall account for the sale of all hydrocarbons associated with all Rosetta Production and shall actualize volumes in accordance with pipeline statements.

6.	CPS shall assist Rosetta with the review and resolution of post-production midstream agreement rate discrepancies.

7.	CPS shall track all derivative and hedge transaction as provided by Rosetta to verify physical sales coverage related to Rosetta’s derivative positions.

SCHEDULE 5

SERVICES RELATED TO ROYALTY ISSUES

1.
For all sales of Rosetta Production, CPS shall keep proper records reflecting price paid, market price in the area at the time and place of sale, and bids from third party sellers and purchasers to substantiate that the price paid was equivalent to fair market value when taking into consideration all appropriate adjustments.  CPS shall print the appropriate bids, including commodity price and basis differential, that are posted on Intercontinental Exchange at the time of the sale and shall keep all records for a period of five (5) years from the beginning of the month after the month of sale, or for so long thereafter as a dispute, investigation, court action, or regulatory action commenced within such five (5) years may exist.  CPS shall not be requested to dispense royalty payments to Rosetta royalty owners or working interest owners but does agree to provide accurate and timely detail, documentation and other information to assist Rosetta’s proper calculation and payment of all royalties owed in connection with Rosetta Production.

SCHEDULE 6

SERVICES RELATED TO PAYMENT FROM
PURCHASERS OF ROSETTA PRODUCTION

CPS will undertake the following remittance duties:

1.	CPS shall prepare and send invoices to all buyers of Rosetta Production.

2.	CPS shall work with Rosetta to reconcile accounts receivable for all Rosetta Production.

3.	CPS will aide in managing Rosetta’s collateral account.

4.
CPS shall work with Rosetta to help ensure that the buyers pay all post-production midstream charges and expenses after the delivery point for each sale. If the delivery point is not at the wellhead, but instead is at the central delivery point, CPS will provide the documentation establishing that the sales price net of the applicable post-production midstream charges and expenses from the wellhead to such central delivery point is greater than or equal to the sales price at the wellhead

SCHEDULE 7

SERVICES RELATED TO ROSETTA WORKING INTEREST OWNERS

1.
CPS shall provide available daily sales volume estimates to Rosetta working interest owners taking in kind, when requested to do so by Rosetta land department, provided CPS has been furnished with the proper working interest percentages and addresses by Rosetta land department.

SCHEDULE 8

SERVICES RELATED TO PRICING AND CREDIT ISSUES

1.
CPS will make commercially reasonable efforts to stay aware of credit issues involving Rosetta markets, and will advise Rosetta if and when the credit of their markets is under scrutiny.  CPS will ensure that Rosetta only sells to markets approved by Rosetta based on its investigation and analysis pursuant to Schedule 3.

2.
CPS shall assist Rosetta with market pricing, basis, and other price adjustments for the purpose of reserve evaluation or the exploration or acquisition of new reserves. CPS shall provide information on all post-production midstream charges and expenses, including, without limitation, gathering, dehydration, blending, treating, processing, compression, and transportation costs in new areas.

3.
CPS shall assist Rosetta with the assessment of market options and maintain open communication with Rosetta in an attempt to exchange timely information so that Rosetta can seek to receive the best price available at the time all Rosetta Production is sold, keeping in mind the volume, location and financial stability of Rosetta’s markets.

4.	CPS shall provide Rosetta daily market back up and sales information to assist with pricing claims adjudication brought by working interest or royalty owners.

5.	CPS shall assist Rosetta with physical gas sales to seek to maximize profits from Rosetta hedging activity.

SCHEDULE 9

HOURLY RATE FOR ADDITIONAL SERVICES

1.	$140.00 per hour for entire 2 year period—July 1, 2007 through June 30, 2009.

SCHEDULE 10

AUTHORIZED REPRESENTATIVES

Rosetta Authorized Representatives:

J. Chad Driskill
Nellie Don Evans
David Cravens

CPS Authorized Representatives:

SCHEDULE 11

TRANSITION SERVICES

1.	Transfer all Nomination and Scheduling responsibilities including access to nomination sites, passwords, and information.

2.	Help Train schedulers on gas scheduling for each pipeline or gathering system as needed.

3.	Issue Notification to and help transfer contact information on all pipelines, purchasers and other counterparties.

4.	Copy of all hard and electronic historical information, payment information, remittance, and sales volume.

5.	Work with Rosetta to transfer current confirms and trade information into Rosetta information management system.

6.	Work with Rosetta accounting to transfer over mid- and back office function including billing and reconciliation.

7.	Generate list of counterparties and contact introductions.